UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (date of earliest event reported): June 28, 2004

COMMUNITY BANCORP INC.

(Exact name of registrant as specified in its charter)

Delaware	Commission File Number:	33-0859354
(State of other jurisdiction of Incorporation or organization	000-26505	(I.R.S. Employer Identification No.)

900 Canterbury Place, Suite 300, Escondido, California 92025

(Address of principal executive offices)

(760) 432-1100

(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On June 28, 2004, Community Bancorp Inc. (the “Company”) and Cuyamaca Bank, N.A., (“Cuyamaca”) entered into an Agreement to Merge and Plan of Reorganization (the “Agreement”), pursuant to which Cuyamaca has agreed to merge with and into Community National Bank, the wholly owned subsidiary of the Company. Shareholders of Cuyamaca will have the election of receiving cash, shares of Company common stock, or a combination of cash and stock in exchange for each share of Cuyamaca stock, subject to allocation procedures intended to ensure that in the aggregate, 70% of the total consideration will be in Company shares. The exchange ratio for the stock consideration has been set at 1.0439 Company shares for each Cuyamaca share, subject to collars. The merger is subject to the approval of the shareholders of Cuyamaca, the receipt of necessary regulatory approvals, and other customary closing conditions. While not required to approve the merger, shareholders of the Company will be asked to approve an amendment to the Company’s Stock Option Plan adding additional shares, a part of which will be necessary to provide substitute options required by the merger. Copies of the Agreement and a press release relating to the transaction are included in this Report.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

Exhibit Number	Description

99.1	Agreement to Merge and Plan of Reorganization

99.2	Press Release dated June 28, 2004

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2004

Community Bancorp Inc.

By:	/s/ Michael J. Perdue
Michael J. Perdue
President and Chief Executive Officer

EXHIBIT INDEX

99.1	Agreement to Merge and Plan of Reorganization

99.2	Press Release dated June 28, 2004